Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-143828 on Form S-8 of our reports dated December 12, 2008, relating to the consolidated financial statements and financial statement schedules of BWAY Holding Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R), appearing in this Annual Report on Form 10-K of BWAY Holding Company and subsidiaries for the year ended September 28, 2008.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

December 12, 2008